March 17, 1999



Valley National Bancorp
1455 Valley Road
Wayne, New Jersey 07474-0558

Ramapo Financial Corporation
64 Mountain View Boulevard
Wayne, New Jersey 07470

Dear Ladies and Gentlemen:

                  We have acted as counsel for Valley National Bancorp ("Valley"), a New Jersey corporation and registered bank holding company, in connection with the planned merger (the "Merger") of Ramapo Financial Corporation ("Ramapo"), a New Jersey corporation and registered bank holding company, with and into Valley, pursuant to that certain Agreement and Plan of Merger (the "Agreement"), dated as of December 17, 1998, by and among Valley, Valley National Bank, a national banking association ("VNB"), Ramapo, and The Ramapo Bank, a New Jersey-chartered commercial bank (the "Bank").

                  Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement-Prospectus pertaining to the Merger.

                  We have assumed with your consent that:

                  (a) the Merger will be effected in accordance with the Agreement, and

                  (b)  the   representations   contained   in  the   letters  of
representation from Valley and Ramapo to us dated March 16, 1999 will be true at the Effective Time.

                  On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that:

                  (i) no gain or loss will be recognized for federal income tax purposes by Valley or Ramapo in connection with the Merger;

                  (ii) no gain or loss will be recognized for federal income tax purposes by Ramapo stockholders upon the exchange in the Merger of shares of Ramapo Common Stock solely for Valley Common Stock (except with respect to cash received in lieu of a fractional share interest in Valley Common Stock);

                  (iii) the basis of Valley Common Stock received in the Merger by Ramapo stockholders (including the basis of any fractional share interest in stock) will be the same as the basis of the shares of Ramapo Common Stock surrendered in exchange therefor;

                  (iv) the holding period of Valley Common Stock received in the Merger by Ramapo stockholders (including the holding period of any fractional share interest in stock) will include the holding period during which the shares of Ramapo Common Stock surrendered in exchange therefor were held by the Ramapo stockholder, provided such shares of Ramapo Common Stock were held as capital assets; and

                  (v) cash received by a holder of Ramapo Common Stock in lieu of a fractional share interest in Valley Common Stock will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the Ramapo Common Stock allocable to the fractional share interest.

                  The tax consequences described above may not be applicable to Ramapo stockholders that acquired the stock of Ramapo pursuant to the exercise of an employee stock option or right or otherwise as compensation, that hold Ramapo Common Stock as part of a "straddle" or "conversion transaction" or that are insurance companies, securities dealers, financial institutions or foreign persons.

                  We hereby consent to the reference to us under the heading "THE PROPOSED MERGER -- Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,



                                        PITNEY, HARDIN, KIPP & SZUCH